EXHIBIT 8.1


                          Stroock & Stroock & Lavan LLP
                                 180 Maiden Lane
                          New York, New York 10038-4982


March 1, 2000



USA Group Secondary Market Services, Inc.
30 South Meridian Street
Indianapolis, Indiana 46204-3503


Gentlemen:

We have acted as special counsel to USA Group Secondary Market Services, Inc. (the "Company") in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") relating to the proposed offering from time to time in one or more series (each, a "Series") by one or more trusts of Asset-Backed Certificates (the "Certificates") and Asset-Backed Notes (the "Notes" and together with the Certificates, the "Securities"). The Registration Statement has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). As set forth in the Registration Statement, each Series of Securities is to be issued under and pursuant to the terms of a separate pooling and servicing agreement, or sale and servicing agreement, trust agreement and indenture (each, an "Agreement") among the Company, as depositor, the servicer and an independent trustee (the "Trustee") to be identified in the prospectus supplement for each Series of Securities.

As such counsel, we have examined copies of the Certificate of Incorporation and By-Laws of the Company, the Registration Statement, the base Prospectus and form of Prospectus Supplement included therein, the form of each Agreement, and originals or copies of such other corporate minutes, records, agreements and other instruments of the Company, certificates of public officials and other documents and have made such examinations of law, as we have deemed necessary to form the basis for the opinions hereinafter expressed. In our examination of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinions, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Company and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not express any opinion herein concerning any law other than the federal laws of the United States of America, and the laws of the State of New York.

Based upon and subject to the foregoing, we are of the opinion that the statements set forth in the base Prospectus under the heading "Certain Federal Income Tax Consequences," to the extent they constitute matters of law or legal conclusions with respect thereto, constitute our opinion with respect to such matters.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the references to this firm in the Prospectus and the related Prospectus Supplement which forms a part of the Registration Statement and to the filing of this opinion as an exhibit to any application made by or on behalf of the Company or any dealer in connection with the registration of the Securities under the securities or blue sky laws of any state or jurisdiction. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Stroock & Stroock & Lavan LLP

STROOCK & STROOCK & LAVAN LLP